UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 27, 2009, Medivation, Inc. entered into an Underwriting Agreement with J. P. Morgan Securities Inc., as representative of the underwriters, relating to the sale of 2,750,000 shares of Medivation’s common stock to the underwriters, at a price per share of $19.74, which will result in approximately $54.0 million in net proceeds to the Company, after estimated expenses, and is expected to settle on June 2, 2009. The price to the public in this offering is $21.00 per share. The underwriters have been granted a 30-day option to purchase up to an additional 412,500 shares of common stock from Medivation. The offering of the common stock will be made by means of a prospectus, consisting of a prospectus supplement and a base prospectus, which has been filed with the Securities and Exchange Commission. The press release issued by Medivation dated May 27, 2009, titled “Medivation Announces Pricing of Public Offering,” is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference is the Underwriting Agreement by and among Medivation and the representative of the underwriters, dated May 27, 2009. Attached as Exhibit 5.1 to this Current Report on Form 8-K and incorporated herein by reference is the opinion of Cooley Godward Kronish LLP relating to the validity of the shares to be issued in the offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement by and between Medivation, Inc. and J. P. Morgan Securities Inc., as representative of the underwriters, dated May 27, 2009

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)

99.1	Press release, dated May 27, 2009, entitled “Medivation Announces Pricing of Public Offering”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated:	May 27, 2009	By:	/s/ C. Patrick Machado
C. Patrick Machado
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

1.1	Underwriting Agreement by and between Medivation, Inc. and J. P. Morgan Securities Inc., as representative of the underwriters, dated May 27, 2009

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)

99.1	Press release, dated May 27, 2009, entitled “Medivation Announces Pricing of Public Offering”